Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HCA INC.
          HCA INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
          FIRST: The name of the Corporation is HCA Inc.
          SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 1993 under the name Columbia Healthcare Corporation. The original Certificate of Incorporation was most recently restated on November 17, 2006 (the “Restated Certificate of Incorporation”).
          THIRD: At a meeting of the board of directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
          FOURTH: The Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
     1. The name of the corporation is HCA Inc. (the “Corporation”).
     2. The registered agent and registered office of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. The total number of shares of stock which the Corporation is authorized to issue is one hundred twenty five million (125,000,000) shares of common stock, par value $.01 each.
     5. The Corporation is to have perpetual existence.
     6. The board of directors (the “Board”) of the Corporation, acting by majority vote, may alter, amend or repeal the By-laws of the Corporation.
     7. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.
     8. At all duly called meetings of the Board or committees thereof, a majority of the total number of Board or committee members (including at least one designee of each Investor Group (as defined below) that is entitled at that time to designate, and has designated, a director, unless such requirement is waived (orally, electronically or in writing) by a designee of the applicable

Investor Group prior to or after the applicable meeting), shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board or a committee, the Board or committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, however, that for any such reconvened meeting, a majority of the total number of Board or committee members (without regard to whether at least one designee of each Investor Group that is entitled at that time to designate, and has designated, a director, is present) shall constitute a quorum for the transaction of business; provided further, however, that notice for any reconvened meeting shall have been given in accordance with Section 2 of Article II of the Corporation’s By-laws. No action may be taken by the Board or any committee of the Corporation without the consent of a majority of the directors that are members of such body (including, for so long as there are at least two Sponsor Groups (as defined below) entitled to designate directors to the Board, the consent of a Director designated by each of at least two Sponsor Groups and if there is only one Sponsor Group, such Sponsor Group). Any instrument or writing executed on behalf of the Corporation by any one or more of the members of the Board shall be valid and binding upon the Corporation when authorized by the Board in accordance with Section 4 of Article II of the Corporation’s By-laws.
          For purposes of this section, the following terms shall have the meanings set forth below:
          “Family Group” means, as of any date, any of the individuals or entities identified in Exhibit A to the Limited Liability Company Agreement of Hercules Holding II, LLC and their respective permitted transferees that from time to time hold any interest in the Hercules Holding II, LLC (“Parent”) or the Corporation.
          “Investor Group” means any Sponsor Group or the Family Group.
          “Sponsor Group” means, as applicable, (i) Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and Bain Capital Hercules Investors, LLC and their permitted transferees, in each case that from time to time hold any interest in Parent and its affiliates, (ii) KKR Millennium Fund L.P., KKR PEI Investments, L.P., KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and their respective permitted transferees, in each case, that from time to time hold any interest in Parent and its affiliates; and (iii) ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and their respective permitted transferees, in each case, that from time to time hold any interest in Parent and its affiliates.
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          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates, and amends and restates the Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of HCA Inc. by the undersigned officer, thereunto duly authorized, this 26th day of March, 2008.

HCA INC.

By:	/s/ John M. Franck II

John M. Franck II
Vice President-Legal and Corporate Secretary